TCI INTERNATIONAL, INC.

1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

I.  PURPOSE OF THE PLAN

This 1995 Non-Employee Director Stock Option Plan
(the"Plan") is intended to promote the interests of TCI
International,Inc.,  a Delaware corporation (the
"Corporation"), by providing the non-employee members of the Corporation's Board of Directors with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

II.  DEFINITIONS

For purposes of the Plan, the following definitions shall be in effect:

Board:  the Corporation's Board of Directors.

Code: the Internal Revenue Code of 1986, as amended.

Common Stock: shares of the Corporation's common stock.

Change in Control: a change in ownership or control of the Corporation effected through any of the following transactions:

     (i)  a merger or consolidationn in which the
Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Corporation is incorporated,

     (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation,

     (iii) any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such merger, or

     (iv) the acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders.

Domestic Relations Order: any judgment, decree or order
(including approval of a property settlement agreement) which provides or otherwise conveys, pursuant to applicable State domestic relations laws (including community property laws), marital property rights to any spouse or former spouse of an Optionee.

Effective Date:  September 1, 1995.

Fair Market Value:  the Fair Market Value per share of
Common Stock determined in accordance with the following provisions:

    a. If the Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded on the Nasdaq National Market, the Fair Market
Value shall be the closing selling price per share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq
National Market or any successor system. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

     b. If the Common Stock is at the time listed or admitted to trading on any national stock exchange, then the Fair Market Value shall be the closing selling price per share on the date in question on the exchange serving as the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

1934 Act: the Securities Exchange Act of 1934, as amended.

1981 Plan:  the Corporation's 1981 Stock Option
Plan, as amended and restated from time to time.

Optionee: any person to whom an option is granted under the Plan.

Permanent Disability or Permanently Disabled: the inability of the Optionee to perform his duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

Qualified Domestic Relations Order: a Domestic
Relations Order which substantially complies with the requirements of Code Section 414(p).

Retirement: the Optionee's resignation from the Board following his or her attainment of age seventy-two (72).


III.  ADMINISTRATION OF THE PLAN

The terms and conditions of each automatic option grant (including the timing and pricing of the option grant) shall be determined by the express terms and conditions of the Plan, and neither the Board nor any committee of the Board shall exercise any discretionary functions with respect to option grants made pursuant to the Plan.


IV.  STOCK SUBJECT TO THE PLAN

A. Shares of the Corporation's Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock issuable under this Plan and the 1981 Plan shall not exceed 1,100,000 shares(1/) in the aggregate, subject to adjustment from time to time in accordance with the provisions of this Article IV.

B. Should one or more outstanding options under this Plan or the 1981 Plan expire or terminate for any reason prior to exercise in full, then the shares subject to the portion of each option not so exercised shall be available for subsequent option grants under this Plan or the 1981 Plan. Any unvested shares issued under the Plan and subsequently repurchased by the Corporation pursuant to its repurchase rights under the Plan shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent option grants under this Plan and the 1981 Plan. In addition, should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock, then the number of shares of Common Stock available for issuance under this Plan and the 1981 Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common
Stock actually issued to the holder of such option.

C. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, then the Board shall make appropriate adjustments to (i) the maximum number and/or class of securities issuable in the aggregate under this Plan and the 1981 Plan, (ii) the number and/or class of securities for which automatic option grants are to be subsequently made per each newly-elected or continuing non-employee Board member under the Plan, and (iii) the number and/or class of securities and price per share in effect for each option outstanding under the Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Board shall be final, binding and conclusive.

V.  ELIGIBILITY

The individuals eligible to receive automatic option grants pursuant to the provisions of this Plan shall be limited to (i) those individuals who are serving as non-employee Board members on the Effective Date and (ii) those individuals who are first elected or appointed as non-employee Board members after such Effective Date, whether through appointment by the Board or election by the Corporation's stockholders. In no event, however, shall any non-employee Board member be eligible to participate in the Plan if such individual has previously been in the emplooy of the Corporation (or any subsidiary corporation). Each non-employee Board member eligible to participate in the Plan pursuant to the foregoing criteria shall be designated an Eligible
Director for purposes of the Plan.

VI.  TERMS AND CONDITIONS OF AUTOMATIC OPTION GRANTS

A. Grant Date. Option grants shall be made on the dates specified below:

     1.  Each individual who is serving as an Eligible
Director on the Effective Date shall automatically be granted at that time a non-statutory option to purchase
10,000 shares of Common Stock.

     2.  Each individual who first becomes an Eligible
Director after the Effective Date, whether through election by the Corporation's stockholders or appointment by the Board, shall automatically be granted, at the time of such initial election or appointment, a non-statutory option to purchase 10,000 shares of Common Stock.

     3. Each individual who continues to serve as an Eligible Director shall receive one or more additional grants on the applicable dates specified below:

          - At the Annual Stockholders Meeting held in the calendar year in which there occurs the third anniversary of the grant date of the initial automatic option grant made to the Eligible Director, such individual shall automatically be granted a non-statutory option to purchase an additional 6,000 shares of Common Stock, provided such individual is continuing to serve as an Eligible Director.

          - At every third Annual Stockholders Meeting following the Stockholders Meeting at which the Eligible
Director received his first 6,000-share option grant, such individual shall automatically be granted an additional non-statutory option to purchase 6,000 shares of Common Stock, provided such individual is continuing to serve as an Eligible Director.

     4. There shall be no limit on the number of such 6,000-share option grants any one Eligible Director may receive over his period of continued Board service.

B. Exercise Price. The exercise price per share of Common Stock subject to each automatic option grant shall be equal to one hundred percent (100%) of the Fair
Market Value per share of Common Stock on the automatic grant date.

C. Payment. The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the forms specified below:

     i) cash or check made payable to the Corporation's order; or

     (ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial-reporting purposes and valued at Fair Market Value on the Exercise Date (as such term is defined below); or

     (iii)  to the extent the option is exercised
for vested shares, payment through a broker-dealer sale and remittance procedure pursuant to which the non-employee Board member (I) shall provide irrevocable written instructions to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares and (II) shall concurrently provide written directives to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

For purposes of this Section VI.C, the Exercise Date shall be the date on which written notice of the option exercise is delivered to the Corporation. Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the option for vested shares, payment of the option price for the purchased shares must accompany the exercise notice. However, if the option is exercised for any unvested shares, then the Optionee must also execute and deliver to the Corporation a stock purchase agreement for those unvested shares which provides the Corporation with the right to repurchase, at the exercise price paid per share, any unvested shares held by the Optionee at the time of cessation of Board service and which precludes the sale, transfer or other disposition of any shares purchased under the option, to the extent those shares are subject to the Corporation's repurchase right.

D. Option Term. Each automatic grant under the Plan shall have a maximum term of ten (10) years measured from the automatic grant date.

E. Exercisability/Vesting. Each automatic grant shall be immediately exercisable for any or all of the option shares.However, any shares purchased under the option shall be subject to repurchase by the Corporation, at the exercise price paid per share, upon the Optionee's cessation of Board service prior to vesting in those shares. Each initial 10,000 share option shall vest, and the Corporation's repurchase right shall lapse, as follows: one third of the option shares shall be fully-vested on the grant date of such option, and the balance of the option shares shall vest in two (2) successive equal annual installments over the Optionee's period of continued service as a Board member, with the first such installment to vest upon Optionee's completion of one
(1) year of Board service measured from the grant date.
Each additional 6,000-share automatic grant shall vest, and the Corporation's repurchase with respect thereto shall lapse, as follows: one third of the option shares shall be fully-vested on the grant date of such option, and the balance of the option shares shall vest in two
(2) successive equal annual installments over the Optionee's period of continued service as a Board member, with the first such installment to vest upon Optionee's completion of one (1) year of Board service measured from the grant date. Vesting of the option shares shall be subject to acceleration as provided in
Section VI.G and Article VII. In no event, however, shall any additional option shares vest after the Optionee's cessation of Board service.

F.  Limited Transferability of Options.  During
Optionee's lifetime, the option may be exercised only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee's death. However, an option may be assigned in whole or in part pursuant to the terms of a Qualified Domestic Relations Order.
The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to such order. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Corporation may deem appropriate.

G.  Effect of Termination of Board Service.

     1. Should the Optionee cease to serve as a Board member for any reason (other than death, Permanent
Disability or Retirement) while holding one or more automatic option grants under the Plan, then such individual shall have a six (6)-month period following the date of such cessation of Board service in which to exercise each such option for any or all of the option shares in which the Optionee is vested at the time of such cessation of Board service. Each such option shall immediately terminate and cease to be outstanding, at the time of such cessation of Board service,with respect to any option shares in which the Optionee is not otherwise at that time vested.

     2. Should the Optionee die within six (6) months after cessation of Board service, then any automatic option grant held by the Optionee at the time of death may subsequently be exercised, for any or all of the option shares in which the Optionee is vested at the time of his or her cessation of Board service (less any option shares subsequently purchased by the Optionee prior to death), by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution. The right to exercise each such option shall lapse upon the expiration of the twelve (12)-month period measured from the date of the Optionee's death.

     3.  Should the Optionee die or become Permanently
Disabled while serving as a Board member or should the Optionee cease Board service by reason of Retirement, then the shares of Common Stock at the time subject to each automatic option grant held by such Optionee shall immediately vest in full (and the Corporation's repurchase right with respect to such shares shall terminate), and the Optionee (or the representative of the Optionee's estate or the person or persons to whom the option is transferred upon the Optionee's death) shall have a twelve (12)-month period following the date of the Optionee's cessation of Board service in which to exercise such option for any or all of those vested shares of Common Stock.

     4. In no event shall any automatic grant remain exercisable after the expiration date of the ten (10)- year option term. Upon the expiration of the applicable post-service exercise period under subparagraphs 1 through 3 above or (if earlier) upon the expiration of the ten (10)-year option term, the automatic grant shall terminate and cease to be outstanding for any option shares in which the Optionee was vested at the time of his or her cessation of Board service but for which such option was not otherwise exercised.

H. Stockholder Rights. The holder of an automatic option grant shall have no stockholder rights with respect to any shares subject to such option until such individual shall have exercised the option and paid the exercise price for the purchased shares.

I. Remaining Terms. The remaining terms and conditions of each automatic option grant shall be as set forth in the form Non-statutory Stock Option Agreement attached as Exhibit A.


VII.  CHANGE IN CONTROL

A. In the event of any Change in Control, the shares of Common Stock at the time subject to each outstanding option but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the specified effective date for the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for all or any portion of those shares as fully-vested shares of Common Stock. Immediately following the consummation of the Change in Control, each automatic option grant under the Plan shall terminate and cease to be outstanding, except to the extent one or more such grants are assumed by the successor entity or its parent corporation or are otherwise to remain outstanding.

B. Each option which is assumed in connection with a Change in Control shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in the consummation of such Change in Control, had the option been exercised immediately prior to such Change in Control. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Change in Control and (ii) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

C. The automatic option grants outstanding under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.


VIII.  AMENDMENT OF THE PLAN AND AWARDS

The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever. However, (i) the Plan, together with the option grants outstanding under the Plan, may not be amended at intervals more frequently than once every six (6) months, other than to the extent necessary to comply with applicable Federal income tax laws and regulations, and (ii) no such amendment or modification shall adversely affect rights and obligations with respect to options at the time outstanding under the Plan, unless the affected Optionees consent to such amendment. In addition,the Board may not,without the approval of the Corporation's stockholders, amend the Plan to (i) materially increase the maximum number of shares issuable in the aggregate under this Plan and the 1981
Plan or the number of shares issuable per newly-elected or continuing non-employee Board member, except for permissible adjustments under Section IV.B., (ii) materially modify the eligibility requirements for plan participation or (iii) materially increase the benefits accruing to plan participants.


IX.  EFFECTIVE DATE AND TERM OF PLAN

A. The Plan is effective as of September 1, 1995, and the initial automatic option grants under the Plan shall be made on such date. However, no options granted under the Plan shall become exercisable in whole or in part unless and until the Plan is approved by the Corporation's stockholders at the 1996 Annual Meeting.
If such stockholder approval is not obtained, then any options previously granted under the Plan shall terminate, and no further options shall be granted under the Plan.

B.  The Plan shall terminate upon the earlier of (i)
August 31, 2005 or (ii) the date on which all shares available for issuance under this Plan and the 1981 Plan shall have been issued pursuant to the exercise of outstanding options. If the date of termination is determined under clause (i) above, then all option grants outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing those grants.


X.  USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares pursuant to option grants or share issuances under the Plan shall be used for general corporate purposes


XI.  REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any option under the Plan and the issuance of Common Stock upon the exercise of the option grants made hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it, and the Common Stock issued pursuant to it.

B. No shares of Common Stock or other assets shall be issued or delivered under this Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any securities exchange on which the Common Stock is then listed for trading.


XII.  NO IMPAIRMENT OF RIGHTS

Neither the action of the Corporation in establishing the Plan nor any provision of the Plan shall be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.


XIII.  MISCELLANEOUS PROVISIONS

A. The right to acquire Common Stock or other assets under the Plan may not be assigned, encumbered or otherwise transferred by any Optionee.

B. The provisions of the Plan relating to the exercise of options and the vesting of shares shall be governed by the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

C. The provisions of the Plan shall inure to the benefit of, and be binding upon, the Corporation and its successors or assigns, and the Optionees, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.


Footnote from IV. A.
1/ The total number of shares of Common Stock available for issuance in the aggregate under this Plan and the 1981 Plan after August 31, 1995 shall be limited to 292,885 shares, subject to periodic adjustment under
Section IV.C.





Exhibit 99.2


TCI INTERNATIONAL, INC.

NOTICE OF GRANT
OF
AUTOMATIC STOCK OPTION

Notice is hereby given of the following stock option
(the "Option") to purchase shares of the common stock of TCI INTERNATIONAL, INC. (the "Corporation") which has been granted pursuant to the Corporation's 1995 Non-
Employee Director Stock Option Plan (the "Plan"):

Optionee:

Grant Date:

Type of Option:  Non-Statutory Stock Option

Exercise Price:  $            per share

Number of Option Shares: 10,000 shares

Expiration Date:

Exercise Schedule: The Option is immediately exercisable for all the Option Shares.

Vesting Schedule: One third of the Option Shares shall be fully-vested on the Grant Date. The balance of the Option Shares shall initially be unvested and subject to repurchase by the Corporation, at the Option Price paid per share, upon the Optionee's cessation of service as a member of the Corporation's Board of Directors (the
"Board"). The Optionee shall acquire a vested interest in, and the Corporation's repurchase right shall lapse with respect to, those unvested Option Shares in two (2) successive equal annual installments over the Optionee's period of continued service as a Board member, with the first such installment to vest upon Optionee's completion of one (1) year of Board service measured from the Grant Date. In no event shall any additional
Option Shares vest following Optionee's cessation of Board service.

Optionee understands and agrees that the Option is granted subject to and in accordance with the express terms and conditions of the Plan governing automatic option grants to Board members. Optionee further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

Optionee hereby acknowledges receipt of a copy of the official Plan Summary and Prospectus attached hereto as Exhibit B. A copy of the Plan is also available upon request made to the Corporate Secretary at the Corporate
Offices at 222 Caspian Drive, Sunnyvale, California
94089.


REPURCHASE RIGHT.  OPTIONEE HEREBY AGREES THAT ALL
UNVESTED OPTION SHARES ACQUIRED UPON THE EXERCISE OF THE
OPTION SHALL NOT BE TRANSFERRABLE AND SHALL BE SUBJECT
TO REPURCHASE BY THE CORPORATION AND ITS ASSIGNS, AT THE
EXERCISE PRICE PAID PER SHARE, UPON OPTIONEE'S
TERMINATION OF SERVICE WITH THE CORPORATION.  THE TERMS
AND CONDITIONS OF SUCH REPURCHASE RIGHT SHALL BE SET
FORTH IN A STOCK PURCHASE AGREEMENT, IN FORM AND
SUBSTANCE SATISFACTORY TO THE CORPORATION, EXECUTED BY
OPTIONEE AT THE TIME OF THE OPTION EXERCISE.


No provision of this Notice of Grant or the attached
Stock Option Agreement shall in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.


Dated:         , 199__


TCI INTERNATIONAL, INC.


By:

Title:


OPTIONEE

Address:



ATTACHMENTS:
Exhibit A:     Stock Option Agreement
Exhibit B:     Plan Summary and Prospectus for Directors





Exhibit 99.3


TCI INTERNATIONAL, INC.
1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

STOCK OPTION AGREEMENT


RECITALS

A. The Corporation has approved and implemented the 1995 Non-Employee Director Stock Option Plan (the
"Plan") pursuant to which eligible non-employee members of the Corporation's Board of Directors (the
"Board") will automatically receive special option grants at periodic intervals over their period of Board service in order to provide such individuals with a meaningful incentive to continue to serve as a Board member.

B. Optionee is an eligible non-employee Board member, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the automatic grant of a stock option to purchase shares of the Corporation's common stock
("Common Stock") under the Plan.

C. The granted option is intended to be a non-statutory option which does not meet the requirements of Section
422 of the Internal Revenue Code.


NOW, THEREFORE, it is hereby agreed as follows:


1. Grant of Option. Subject to and upon the terms and conditions set forth in this Agreement, there is hereby granted to Optionee, as of the date of grant (the "Grant
Date") specified in the accompanying Notice of Grant of Automatic Stock Option (the "Grant Notice"), a stock option to purchase up to that number of shares of Common Stock (the "Option Shares") as is specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term at the price per share (the "Exercise Price") specified in the Grant Notice.

2. Option Term. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall expire at the close of business on the Expiration Date specified in the Grant Notice, unless sooner terminated under Paragraph 5.

3. Limited Transferability. This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution following Optionee's death and may be exercised, during Optionee's lifetime, only by Optionee. However, if this option is designated a non-statutory option in the Grant
Notice, then this option may also be assigned in whole or in part during Optionee's lifetime in accordance with the terms of a qualified domestic relations order under Internal Revenue Code Section 414(p). The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such order. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Corporation may deem appropriate.

4. Exercisability. This option shall be immediately exercisable for any or all of the Option Shares, whether or not the Option Shares are vested in accordance with the Vesting Schedule set forth in the Grant Notice, and shall remain so exercisable until the expiration or sooner termination of the option term. In no event, however, shall any additional Option Shares vest following Optionee's cessation of service as a Board member.

5. Cessation of Board Service. Should Optionee's service as a Board member cease while this option remains outstanding, then the option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date in accordance with the following provisions:

     - Should Optionee cease to serve as a Board member for any reason (other than death, permanent disability or retirement) while holding this option, then the period for exercising this option shall be reduced to a six (6)-month period following the date of such cessation of Board service, but in no event shall this option be exercisable at any time after the Expiration
Date. During such limited period of exercisability, this option may not be exercised for more than the number of Option Shares (if any) in which the Optionee is vested on the date Optionee ceases service as a Board member. Upon the earlier of (i) the expiration of such six (6)-month period or (ii) the specified Expiration
Date, the option shall terminate and cease to be exercisable with respect to any vested Option Shares for which the option has not been exercised.

     - Should Optionee die within six (6) months after cessation of Board service, then the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution shall have the right to exercise this option for any or all of the Option Shares in which the Optionee is vested at the time of Optionee's cessation of Board service (less any Option
Shares purchased by Optionee after such cessation of Board service but prior to death). Such right of exercise shall terminate, and this option shall accordingly cease to be exercisable for such vested
Option Shares, upon the earlier of (A) the expiration of the twelve (12)-month period measured from the date of Optionee's death or (B) the specified Expiration Date of the option term.

     - Should Optionee die or become permanently disabled while serving as a Board member or should Optionee cease Board service by reason of retirement, then all the Option Shares subject to this option at the time of such cessation of Board service shall immediately vest and Optionee, or the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution, shall have the right to exercise this option for any or all of those vested Option Shares. Such right of exercise shall terminate, and this option shall accordingly cease to be outstanding with respect to the Option Shares, upon the earlier of (A) the expiration of the twelve (12)-month period measured from the date of the Optionee's cessation of Board service or (B) the specified
Expiration Date of the option term.

     - Upon Optionee's cessation of Board service for any reason other than death, permanent disability or retirement, this option shall immediately terminate and cease to be outstanding with respect to any and all Option Shares in which the Optionee is not otherwise at that time vested in accordance with the normal
Vesting Schedule set forth in the Grant Notice or the special vesting acceleration provisions of Paragraph 7.

     - Optionee shall be deemed to be permanently disabled if Optionee is unable to perform his duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

     - Optionee shall be deemed to cease Board service by reason of retirement should Optionee resign from the Board following his or her attainment of age seventy two
(72).

6. Adjustment in Option Shares. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting such Common Stock as a class without the Corporation's receipt of consideration, then the number and class of securities purchasable under this option and the Exercise Price payable per share shall be appropriately adjusted to prevent the dilution or enlargement of Optionee's rights hereunder; provided, however, the aggregate Exercise
Price shall remain the same.

7.  Change in Control.

A. All shares of Common Stock subject to this option at the time of a Change in Control (as defined below) but not otherwise vested shall automatically vest so that this option shall, immediately prior to the specified effective date of such Change in Control, become fully exercisable for all of the shares of Common
Stock at the time subject to this option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. This option shall remain exercisable for such fully-vested shares of Common Stock until the earlier of (i) the specified
Expiration Date of the option term or (ii) the sooner termination of this option in accordance with Paragraph
5.

B. A Change in Control shall be deemed to occur upon a change in ownership or control of the Corporation effected through any of the following transactions:

     (i)  a merger or consolidation in which the
Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Corporation is incorporated,

     (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation,

     (iii) any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such merger, or

     (iv) the acquisition by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders.

8.  Manner of Exercising Option.

A. In order to exercise this option for all or any part of the Option Shares for which the option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

     (i)  To the extent the option is exercised for
vested Option Shares, the Secretary of the Corporation
shall be provided with written notice of the option
exercise (the "Exercise Notice"), in substantially the
form of Exhibit I attached hereto, in which there is
specified the number of vested Option Shares which are
to be purchased under the exercised option.   To the
extent the option is exercised for one or more unvested
Option Shares, the Optionee (or other person exercising the option) shall deliver to the Secretary of the Corporation a stock purchase agreement (in form and substance satisfactory to the Corporation) which grants the Corporation the right to repurchase, at the Exercise
Price, any and all unvested Option Shares held by the Optionee at the time of his or her cessation of Board service and which precludes the sale, transfer or other disposition of any purchased Option Shares subject to such repurchase right ("the Purchase Agreement").

     (ii)  The aggregate Exercise Price for the
purchased shares shall be paid in one of the following alternative forms:

          - full payment in cash or check made payable to the Corporation's order; or

          - full payment in shares of Common Stock held by Optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

          - to the extent the option is exercised for vested Option Shares, full payment effected through a broker-dealer sale and remittance procedure pursuant to which Optionee shall provide irrevocable written instructions (A) to a Corporation-designated brokerage firm to effect the immediate sale of the vested shares purchased under the option and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate
Exercise Price payable for those shares and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

     (iii) Appropriate documentation evidencing the right to exercise this option shall be furnished the Corporation if the person or persons exercising the option is other than the Optionee.

B. For purposes of subparagraph 8.A. above and for all other valuation purposes under this Agreement, the Fair
Market Value per share of Common Stock on any relevant date shall be the determined in accordance with the following provisions:

     - If the Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded on the Nasdaq National Market, the Fair
Market Value shall be the closing selling price per share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exist shall be determinative of Fair Market
Value.

     - If the Common Stock is at the time listed or admitted to trading on any national stock exchange, then the Fair Market Value shall be the closing selling price per share on the date in question on the exchange serving as the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

C. The Exercise Date shall be the date on which the Exercise Notice is delivered to the Secretary of the Corporation, together with the appropriate Purchase
Agreement for any unvested shares acquired under the option. Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the option for vested shares, payment of the Exercise Price for the purchased shares must accompany such notice.

D. As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or other person or persons exercising this option) a certificate or certificates representing the purchased
Option Shares. To the extent any such Option Shares are unvested, the certificates for those Option Shares shall be endorsed with an appropriate legend evidencing the Corporation's repurchase rights and may be held in escrow with the Corporation until such shares vest.

E. In no event may this option be exercised for any fractional share.

9.Stockholder Rights. The holder of this option shall not have any of the rights of a stockholder with respect to the Option Shares until such individual shall have exercised this option and paid the Exercise Price for the purchased shares.

10. No Impairment of Rights. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Nor shall this Agreement in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.

11. Compliance with Laws and Regulations. The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which shares of the Common Stock may be listed at the time of such exercise and issuance.

12. Successors and Assigns. Except to the extent otherwise provided in Paragraph 3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and the Corporation's successors and assigns.

13. Discharge of Liability. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common
Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. However, the Corporation shall use its best efforts to obtain all such applicable approvals.

14. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation in care of the Corporate Secretary at the Corporate Offices at 222 Caspian Drive, Sunnyvale,
California 94089. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

15. Construction/Governing Law. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.


EXHIBIT I

NOTICE OF EXERCISE OF
NONSTATUTORY STOCK OPTION


I hereby notify TCI INTERNATIONAL, INC. (the "Corporation") that I elect to
purchase                     shares of Common Stock of
the Corporation (the "Purchased Shares") pursuant to
that certain option (the "Option") granted to me
on ________________, 199__ to purchase up to      shares
of the Corporation's Common Stock at an exercise price
of $           per share (the "Exercise Price").

Concurrently with the delivery of this Exercise Notice to the Secretary of the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise.
Alternatively, I may utilize the special broker/dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price for any Purchased Shares in which I am vested at the time of exercise.


Date
Optionee
Address:


Print name in exact manner
it is to appear on the
stock certificate:


Address to which certificate is to be sent, if different from address above:


Social Security Number: